Exhibit 99.1

Subscriber and Revenue Growth Accelerating; MDU Communications Announces Preliminary Second Fiscal Quarter ‘06 Results

•	4,455 net organic subscriber additions, up 42% over previous quarter net additions
•	Quarterly revenue up 63% over prior year, up 16% over prior quarter
•	Project equipment lease financing agreement to reduce cash burn
•	MDU/BellSouth Sales Teaming Agreement moving forward

TOTOWA, NJ, April 13, 2006 - MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, high-speed Internet and other premium communication and information services to the residential multi-dwelling unit market, today reports its preliminary second fiscal quarter results for the quarter ended March 31, 2006.

Record organic subscriber growth for the quarter ended March 31, 2006 was achieved by the Company with the addition of 4,455 billable subscribers, a 42% increase over the number of billable subscribers added in the previous quarter. The Company reports 44,726 total billable subscribers as of March 31, 2006, a 48% increase in the total billable subscribers reported one year ago. In addition to the Company’s billable subscribers, the Company reports approximately 10,000 ‘under contract’ subscribers. Under contract subscribers are subscribers primarily awaiting either the completion of a DIRECTV/Internet system installation or the maturity of a subscriber billing phase-in or resident move-in schedule. Under contract subscribers represent the number of subscribers for which the Company has already invested a significant portion of the subscriber acquisition cost.

Another milestone reached by the Company this quarter is that each month produced over one million dollars of revenue. The Company reports preliminary revenue for the quarter ended March 31, 2006 of approximately $3,400,000, an increase of 63% over the quarter one year ago when the Company reported $2,075,552 in revenue and an increase of 16% over the prior quarter’s revenue of $2,918,061. The Company had preliminary cash, cash equivalents, and receivables of approximately $4,850,000 as of March 31, 2006. Although the Company continues to use cash primarily to fund subscriber acquisition costs, it is adding significantly more billable subscribers and using less cash per subscriber when compared to previous quarters.

To further reduce cash utilization, the Company has entered into a revolving equipment lease financing arrangement. Because certain of its long-term new construction properties require a significant upfront investment many months before billing may begin, starting April 1, 2006, the equipment in certain of these properties is being lease financed by an outside entity over a thirty month period. The Company has also implemented other measures to significantly reduce its quarterly cash utilization and correspondingly expects its use of cash to decrease during the third fiscal quarter of 2006.
The Company’s backlog of property units stayed constant from last quarter at approximately 144,000 units, with 33,600 of these units in work in process as of March 31, 2006. The Company has been selectively moving bulk properties from its backlog in each region into work in process as these properties provide the Company with long-term guaranteed revenue streams and provide for the addition of accretive revenue streams, such as the Company’s broadband services and soon to be rolled out Premium Installation Services. The Company added 3,917 bulk billable subscribers this quarter and has approximately 3,700 bulk subscribers under contract.

In addition to the Company’s backlog, it has an additional 37,000 units in the proposal stage of negotiation in the Southeast region that are part of the Company’s Southeast emerging market strategy. These units represent primarily bulk and exclusive contracts for the provision of a bundle of services. As such, if these properties are signed to contract they should move quickly into work in process and begin generating subscribers shortly thereafter. The Company has recently hired a Director of Operations in Atlanta to oversee the growth and deployment of the Southeast emerging market strategy and move these 37,000 units into the contract phase. The Company expects to open its Atlanta, Georgia office within the next thirty to sixty days.

On November 9, 2005, the Company and BellSouth Corporation (NYSE:BLS) announced the signing of a Sales Teaming Agreement to jointly market and deploy services to the residential multi-dwelling unit market in the BellSouth territory. Through the terms of the Sales Teaming Agreement, BellSouth and MDU Communications are offering innovative bundles of voice, data and DIRECTV digital satellite programming packages specifically designed for the multi-dwelling unit market. Although BellSouth recently announced its potential merger with AT&T, the Company has been assured that BellSouth intends to continue its relationship with MDU Communications. All indications since this announcement have been consistent with these assurances.

The Company expects to file its quarterly report on Form 10-Q for the quarter ended March 31, 2006 with the Securities and Exchange Commission on or before May 10, 2006.

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“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements relating to financial information, subscriber growth and implementation of new programs, strategic alliances, office expansions and other developments of the Company. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements, including, but not limited to, efforts on behalf of the Company to finalize and deploy certain programs, bringing to fruition strategic alliances, the success of certain partnership agreements, that partners may determine that such agreements are at some point not in the best interest of their organization, effective deployment of new subscribers, obtaining operating office space and staffing of qualified employees, fluctuations in operating results and operating plans, market and competitive forces, supplier negotiations and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s 10-KSB for year ended September 30, 2005, filed on or about December 23, 2005.